Registration No. 333-_________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                                The RiceX Company
             (Exact Name of Registrant as Specified in Its Charter)

                     Delaware                               68-041220
         (State or other jurisdiction of                (I.R.S. Employer
          incorporation or organization)               Identification No.)

             1241 Hawk's Flight Court                         95762
           El Dorado Hills, California                     (Zip Code)
     (Address of Principal Executive Offices)


                             1997 STOCK OPTION PLAN
                            (Full title of the plan)

                              Daniel L. McPeak, Sr.
                Chairman of the Board and Chief Executive Officer
               1241 Hawk's Flight Court, El Dorado Hills, CA 95762
                                 (916) 933-3000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               -------------------

                                    Copy to:

                           Richard W. Lasater II, Esq.
                                 Foley & Lardner
                       2029 Century Park East, 35th Floor
                          Los Angeles, California 90067
                       (310) 277-2223; Fax: (310) 557-8475
                               -------------------

                         CALCULATION OF REGISTRATION FEE
===================================================================================================
   Title of Each                             Proposed Maximum     Proposed Maximum      Amount of
Class of Securities         Amount to be      Offering Price          Aggregate        Registration
 to be Registered          Registered (1)      Per Share(2)       Offering Price(2)       Fee(3)
---------------------------------------------------------------------------------------------------
Common Stock (par value
 $0.001 per share).......    10,000,000           $0.29              $2,900,000          $234.61
===================================================================================================

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the 1997 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of The RiceX Company.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of common stock of The RiceX Company on August 25, 2003, as reported on the OTC Bulletin Board on August 25, 2003.

(3) The amount represents the dollar amount of the filing fee previously paid in connection with the registrant's Registration Statement on Form S-8, SEC File No. 333-68012, originally filed with the SEC on August 21, 2001, and that is being offset against the currently due filing fee.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Certain information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission (the "Commission") and is omitted from this Registration Statement on Form S-8 in accordance with the explanatory note to
Part I of Form S-8 and Rule 428 under the Securities Act.

                              SELLING STOCKHOLDERS

     Selling stockholders (the "Selling Stockholders") who are our affiliates may offer and sell shares of our common stock, $0.001 par value per share, from time to time, on the OTC Bulletin Board or in private transactions at prevailing market prices or at privately negotiated prices. Each Selling Stockholder referred to in this prospectus may use this prospectus to sell the maximum number of the shares of our common stock set forth opposite his or her name in the third column of the table below. The Selling Stockholders are not required to sell the shares of our common stock and sales of our common stock are entirely at the discretion of each Selling Stockholder. Each Selling Stockholder may sell our common stock on the open market at market price in ordinary broker transactions, in negotiated transactions, in hedging transactions or pursuant to Rule 144 under the Securities Act, and each may pay broker commissions in connection with such transactions. Each Selling Stockholder is responsible for any brokerage commissions or expenses he or she incurs in connection with the sale of our common stock.

     We have paid the expenses incurred in connection with the registration of our common stock included in this Registration Statement. We will not receive any proceeds from the sale of such shares of our common stock.

     We will supplement this prospectus, from time to time, as the names of additional Selling Stockholders and/or the amounts of the shares of our common stock to be re-offered become known to us. We will file all such supplements to this prospectus with the Commission as required by Rule 424(b) under the Securities Act.

         With this filing, the following Selling Stockholders are covered by this Registration Statement, each with the respective number of shares allocated from the aggregate amount registered:

                               Shares                                  Shares           Percentage of
                            Beneficially                            Beneficially         Common Stock
                            Owned Prior                              Owned After      Beneficially Owned
                            to the Sale           Number of         Completion of      After Completion
                              of Shares        Shares Available      the Sale of         of the Sale
Name of                       Pursuant            for Resale         All Shares         of All Shares
Selling Stockholder           Hereto(1)        Pursuant Hereto     Pursuant Hereto    Pursuant Hereto(2)
-------------------         ------------      -----------------    ---------------    ------------------
Daniel L. McPeak, Sr.(3)      5,949,095            2,375,000          3,574,095              5.64%
Todd C. Crow(4)               1,335,000            1,335,000                 --                 *
Kirit S. Kamdar(5)            2,001,250              250,000          1,751,250              2.76%
Steven W. Saunders(6)         1,050,000              250,000            800,000              1.26%
Kenneth L. Miller(7)            300,000              150,000            150,000                *
James C. Lintzenich(8)        5,853,574            4,067,859          1,785,715              2.82%
--------------

* Less than 1%.

(1)  Assumes exercise of all the options held by each Selling Stockholder.

(2) Percentage ownership is based on 38,281,864 shares of common stock outstanding and unexercised warrants and options representing 25,102,256 shares of common stock on June 30, 2003. Beneficial ownership is determined in accordance with the rules of the Commission and, generally, includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes, if any, currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Mr. McPeak, Sr. has served as Chairman of our Board of Directors since our formation in 1989. In November 1998, Mr. McPeak, Sr. was re-appointed to act as our Chief Executive Officer. Mr. McPeak, Sr. previously served as our Chief Executive Officer from May 1989 to April 1997.

(4) Mr. Crow has served as a Class III Director since June 2001. Mr. Crow has also been our Vice President of Finance and Chief Financial Officer since November 1998, and our Secretary since January 1999.

(5)  Mr. Kamdar has served as a Class I Director since August 1998.

(6)  Mr. Saunders has served as a Class I Director since August 1998.

(7) Mr. Miller served as a Class II Director from October 2000 to June 2003 when his term expired.

(8)  Mr. Lintzenich has served as a Class II Director since June 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     We are incorporating by reference into this Registration Statement the following documents previously filed with the Commission:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (SEC File No. 000-24285), filed with the Commission on March 31, 2003, which includes audited financial statements as of and for the fiscal year ended December 31, 2002.

     (b) All other reports which we filed with the Commission pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of our common stock in our Registration Statement on Form 10-SB (SEC File No. 000-24285) filed with the Commission on May 15, 1998 pursuant to Section 12 of the Exchange Act, and any amendments or reports filed to update the description.

     All documents we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

     Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

     We provide directors' and officers' liability insurance coverage for our directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit
Number      Exhibit
-------     -------
 4.1        1997 Stock Option Plan (filed as an exhibit to the registrant's
            Registration Statement on Form 10-SB (SEC File No. 000-24285)
            filed with the Commission on May 15, 1998)
 5*         Opinion of Foley & Lardner
23.1*       Consent of Foley & Lardner (included in Exhibit 5 to this
            Registration Statement)
23.2*       Consent of Moss Adams LLP
24*         Power of Attorney (included on the Signature Page to this
            Registration Statement)
------------------------
*Filed herewith

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado Hills, State of California, on August 26, 2003.

                                        THE RICEX COMPANY


                                        By: /s/ Daniel L. McPeak, Sr.
                                            ------------------------------------
                                            Daniel L. McPeak, Sr.
                                            Chairman of the Board and Chief
                                            Executive Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of The RiceX Company, a Delaware corporation, do hereby constitute and appoint Todd C. Crow as the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                        Title                        Date
        ---------                        -----                        ----

/s/ Daniel L. McPeak, Sr.
-------------------------      Chairman of the Board and        August 26, 2003
DANIEL L. MCPEAK, SR.           Chief Executive Officer

/s/ Todd C. Crow                Director, Vice President,
-------------------------          Finance and Chief            August 26, 2003
TODD C. CROW                       Financial Officer

/s/ Kirit S. Kamdar
-------------------------              Director                 August 26, 2003
KIRIT S. KAMDAR

/s/ Steven W. Saunders
-------------------------              Director                 August 26, 2003
STEVEN W. SAUNDERS

/s/ James C. Lintzenich
-------------------------              Director                 August 26, 2003
JAMES C. LINTZENICH